UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 10, 2010

CORNERSTONE HEALTHCARE PLUS REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.	Other Events

On December 10, 2010, we, through a wholly-owned subsidiary, became obligated under a purchase and sale agreement (the “Agreement”) in connection with the acquisition of Hedgcoxe Health Plaza medical office building (the “Facility”), from an affiliate of Caddis Partners, LLC, a non-related party, for a purchase price of approximately $9.0 million. Except with respect to specific contingencies, we do not have the right to terminate the agreement without the seller’s consent.  We would fund the purchase of the Facility with our revolving credit facility from KeyBank National Association and with proceeds from our initial public offering.

The Facility, a multi-tenant medical office building with seven units, was constructed in 2009 and is currently leased to six healthcare providers. The Facility is located in Plano, TX, a suburb 10 miles north of Dallas within close proximity to nine major medical centers.

In evaluating this acquisition and determining the appropriate amount of consideration to be paid for this acquisition, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties and analyzed how the property compares to comparable properties in its market.

In connection with executing the Agreement, we paid a $300,000 deposit to an escrow account, and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and escrow charges. The deposit became non-refundable upon execution of the Agreement except with respect to specific contingencies.  The acquisition is currently scheduled to be completed in December 2010.  Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring the property.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release dated December 16, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: December 16, 2010	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer